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                                                                     Exhibit 3.2

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                       HORACE MANN EDUCATORS CORPORATION


     HORACE MANN EDUCATORS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That at a meeting of the Board of Directors of the Corporation held on October 15, 1991, resolutions were duly adopted setting forth the proposed Amendments to the Certificate of Incorporation of said Corporation, declaring said Amendments to be advisable and calling for submission for consideration of the Amendments to the Stockholder of said Corporation. The resolutions setting forth the proposed Amendments are as follows:

          RESOLVED, that Article Fourth of the Certificate of Incorporation be amended to read as follows:

          FOURTH. The total number of shares of common stock which the corporation shall have authority to issue is seventy-five million (75,000,000). All such shares of common stock shall have a par value of $.001 per share.

          BE IF FURTHER RESOLVED, that Article Twelfth of the Certificate of Incorporation be amended to read as follows:

          TWELFTH. In the absence of fraud, no contract or transaction between the Corporation and any other corporation shall be void or voidable solely because one or more of the Directors of the Corporation has a pecuniary or other interest in, or is an officer or director of, the other corporation. Any Director of the Corporation, either individually or as a member of any firm or association, may have a pecuniary or other interest in any contract or transaction of the corporation; and any such Director who is also a director of such


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          corporation, or who has an interest in such contract or transaction, may be counted in determining the existence of a quorum at any meeting of the Board or of any Committee meeting of the Corporation, which authorizes said contract or transaction, and may vote to authorize the contract or transaction so long as:

               1. The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the Committee, and the Board or Committee, in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

               2. The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

               3. The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, Committee or Stockholders.

                   Any contract, transaction or act of the Corporation of the
               Directors or of any Committee which shall be ratified by a majority of a quorum of the Stockholders having voting powers at any annual meeting, or at any special meeting called for such purpose, shall, so far as permitted by law and by this Certificate of Incorporation, be as valid and as binding as though ratified by every Stockholder of the Corporation.

          BE IF FURTHER RESOLVED, that the second paragraph of Article Fifth of the Certificate of Incorporation be amended and a third paragraph added to Article Fifth to read as follows:

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          In all elections for Directors, every Stockholder shall have the right to one vote for each share of stock owned by that stockholder and that stockholder can cast his or her votes in person or by proxy for as many persons as there are Directors to be elected.

          All other preferences and rights, and the qualifications, limitations or restrictions in respect to each class of stock shall be as stated in the bylaws and on the back of the certificates of such class of stock.

     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said Amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid Amendments were duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said HORACE MANN EDUCATORS CORPORATION has caused this Certificate of Amendment of the Certificate of Incorporation to be signed by Paul J. Kardos, its President, and attested by Marsha E. Murray, its Corporate Secretary, this 15th day of October, 1991.

                                               HORACE MANN EDUCATORS CORPORATION


ATTEST:                                        By: /s/  Paul J. Kardos
                                                   -----------------------------
                                                   Paul J. Kardos, President
By: /s/  Marsha E. Murray
    -----------------------------
    Marsha E. Murray,
    Corporate Secretary


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